GULFSTAR ENERGY CORPORATION




                                  PRESS RELEASE


Gulfstar Energy Group, LLC enters into Letter of Intent with B & T Energy Expanding its Midstream Assets and Natural Gas Production Operations

Morgantown, Kentucky--(September 16, 2011,).

The new company, equally owned by both Gulfstar and B & T, would create a new pipeline connecting B & T's assets in Edmonson county to Gulfstar's existing pipeline operating in Warren and Butler counties. B & T would be responsible for supplying up to 6,000 MCFD, while Gulfstar will be responsible for sales and marketing, including the sale of B & T gas to existing Gulfstar customers.

Robert McCann, CEO of Gulfstar Energy stated, `This new project allows us to leverage and expand existing Gulfstar assets and make us a major midstream provider in western Kentucky."

About the Company

Gulfstar Energy Corporation is an independent energy company engaged in the acquisition and development of oil and gas assets in the United States. Gulfstar currently owns and operates 20 miles of pipeline infrastructure and has a 10,000 acre lease in the Illinois Basin. The company also has an acreage position in the Wattenberg field in northern Colorado which is scheduled for oil production development beginning in fourth quarter 2011.


555 Eldorado Blvd. Suite 100, Broomfield Colorado 80021      Phone: 303-404-2160


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Safe Harbor Statement


This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. We use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "goal," "intend," "may," "plan," "project," "seek," "should," "target," "will," "would," variations of such words and similar expressions to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the ability of Gulfstar to successfully integrate B & T operations and employees; the ability to realize anticipated benefits of the proposed acquisition, including the expectation of greater revenue opportunities, operating efficiencies and cost savings; the ability to ensure continued performance and market growth of B & T's business; continued turmoil in global financial markets and economies; the availability and cost of credit; the ability to successfully develop, introduce, and sell product and enhancements; changes in relationships with key customers, suppliers, distributors, resellers, and others as a result of the acquisition; the ability of the Company to locate and retain replacement executive officers and directors, and other factors affecting the oil and gas and energy industries generally. In addition, please refer to the risk factors contained in Gulfstar Energy Corporation's SEC filings available at www.sec.qov, including Gulfstar's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.